RESIGNATION LETTER

October 31st, 2015

Apollo Acquisition Corporation

c/o Stuarts Corporate Services Ltd.

36A Dr. Roy’s Drive

George Town

P.O. Box 2510

Grand Cayman KY1-1104

Cayman Islands

Dear Sirs

Re:

Resignation

I, Cliff Guan, do hereby resign as the Chief Financial Officer/Treasurer of Apollo Acquisition Corporation (the “Company”), with immediate effect.  I confirm that I have no claim whatsoever of any kind relating to my position of CFO/Treasurer or its termination.

Yours faithfully,

/s/ Cliff Guan

Name: Cliff Guan